Exhibit 10.28

Dated 12 June 2023

Amendment and Restatement Agreement

in respect of a

Loan Agreement (Deed)

dated 7 December 2022

between

Woodford Eurasia Assets Ltd

as Lender

and

Lottery.com Inc

as Borrower

White & Case LLP

5 Old Broad Street

London EC2N IDW

(i)

This Agreement is dated 12 June 2023 and made between:

(1)	WOODFORD EURASIA ASSETS LTD, a company existing under the laws of England and Wales, having its registered office at: IO Foster Lane, 3rd Floor, London EC2V 6HR, the United Kingdom (the “Lender”); and

(2)	Lottery.com, INC, a company existing under the laws of the State of Delaware, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States (the “Borrower”).

Whereas:

(A)	Reference is made to the loan agreement dated 7 December 2022 between the Lender and the Borrower as amended, restated, supplemented, varied or extended from time to time (the “Loan Agreement”).

(B)	The parties wish to amend and restate the Loan Agreement on the terms and subject to the conditions set out in this Agreement.

(C)	It is intended that this Agreement takes effect as a deed notwithstanding the fact that a party may only execute this Agreement under hand.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Interpretation

(a)	Save as defined in this Agreement, words and expressions defined m the Loan Agreement shall have the same meanings in this Agreement.

(b)	Clauses 1.2 (Construction) and 1.3 (Third Party rights) of the Loan Agreement shall be deemed to be incorporated into this Agreement save that references in the Loan Agreement to “this Agreement” shall be construed as references to this Agreement.

1.2	Definitions

In this Agreement the following expressions shall have the following meanings:

“Acceleration Notice” means the notice from the Lender to the Borrower dated 31 May 2023.

“Amended Loan Agreement” means the Loan Agreement, as amended and restated by this Agreement.

“Effective Date” means the later of the date of this Agreement and the date on which the Lender confirms in writing to the Borrower that it has received all of the documents and other evidence listed in Schedule I (Conditions Precedent), in each case, in form and substance satisfactory to it.

“Sports.com” means a company existing under the laws of the State of Texas, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States.

1

2.	Amendment and Restatement of the Loan Agreement

2.1	Pursuant to the terms of the Loan Agreement, each Party consents to the amendments and restatement to the Loan Agreement contemplated by this Agreement.

2.2	With effect from the Effective Date:

(a) the Facilities Agreement shall be amended and restated on the terms set out in amended and restated facilities agreement in the form set out in Schedule 2 (The Amended and Restated Facilities Agreement); and

(b) all references in the Loan Agreement to “this Agreement” shall include the Loan Agreement as amended by this Agreement.

2.3	With effect from the Effective Date, the Loan Agreement and this Agreement shall be read and construed as one document and references in the Loan Agreement and in each Transaction Document shall be read and construed as references to the Loan Agreement as amended and restated by this Agreement; and save as amended and restated by this Agreement, the Loan Agreement and each Transaction Document to which it is a party shall continue in full force and effect.

3.	Confirmations

3.1 The Borrower confirms that after giving effect to the amendments effected by this Agreement, each of the security interests created under the Debenture:

(a)	continue in full force and effect as security for the payment or discharge of all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to the Lender under the Transaction Documents (including, without limitation, the Amended Loan Agreement).

(b)	continue to constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.2	The Borrower shall, at the request of the Lender and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	Revocation of the Acceleration Notice

4.1	The Lender hereby agrees, with effect on and from the Effective Date, to revoke the Acceleration Notice in its entirety, so that the payment terms (including that relating to principal repayment and accrual and payment of interest) are restored as if no Acceleration Notice had been issued by the Lender.

4.2	The Borrower acknowledges and agrees that as of the date of this Agreement the total amount outstanding under the Loan Agreement (including principal and interest) is USD 2,159,838.15.

5.	Representations and Warranties

The Borrower on the date of execution of this Agreement and the Effective Date makes the representations and warranties set out in Clause 5 (Borrower’s Representations and Warranties) of the Loan Agreement as if references to “this Agreement” in those representations were references to this Agreement.

2

6.	Costs and Expenses

The provisions of Clause 23 (Costs) of the Loan Agreement shall apply to this Agreement as if it were expressly set out in this Agreement with the necessary changes being made and with each reference in the Loan Agreement to “this Agreement” being construed as references to this Agreement.

7.	Incorporation of Terms

The terms of clauses 12 (Notices), 17 (Invalidity) and 22 (Remedies) of the Loan Agreement shall be deemed to be incorporated into this Agreement save that references in the Facilities Agreement to “this Agreement” shall be construed as references to this Agreement.

8.	Counterparts

This Agreement may be executed in any number of counterparts and all of such counterparties taken together shall be deemed to constitute one and the same instrument.

9.	Governing Law

This Agreement and any dispute or claim arising out of or in connection with this Agreement or their subject matter, existence, negotiation, validity, termination, enforceability or breach (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.

10.	Enforcement

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by the LCIA under the LCIA Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (I). The seat, or legal place, of arbitration shall be London, the United Kingdom. The language to be used in the arbitral proceedings shall be English. The Parties agree that any restriction in the Rules upon the nomination or appointment of an arbitrator by reason of nationality shall not apply to any arbitration commenced pursuant to this clause. Any decision under such arbitration proceedings shall be final and binding on the Parties. The tribunal shall order an unsuccessful Party in the arbitration to pay the legal and other costs incurred in connection with the arbitration by a successful Party. Each Party consents to be joined in the arbitration commenced under the arbitration agreement set out in this clause 10. For the avoidance of doubt, this clause 10 constitutes each Party’s consent to joinder in writing for the purposes of the Rules. Each Party agrees to be bound by any award rendered in the arbitration, to which it was joined pursuant to this clause 10. Each Party consents to the consolidation, in accordance with the Rules, of two (2) or more arbitrations commenced under the arbitration agreement set out in this clause 10. For the avoidance of doubt, this clause 10 constitutes each Party’s agreement to consolidation in writing for the purposes of the Rules.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Borrower and is intended to be and is delivered by them as a deed on the date specified above.

3

Schedule 1

Conditions Precedent

I.	The Borrower and Sports.com

(a) A copy of the constitutional documents of the Borrower and Sports.com.

(b) A copy of a resolution of the authorised governing body of the Borrower:

(i) approving the terms of, and the transactions contemplated by, the Transaction Documents listed in paragraph 2 below to which it is a pa1iy and resolving that it execute, deliver and perform the Transaction Documents listed in paragraph 2 below to which it is a party;

(ii) authorising a specified person or persons to execute the Transaction Documents listed in paragraph 2 below to which it is a party on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Transaction Documents listed in paragraph 2 below to which it is a party.

	(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

	(d)	A certificate of a director of the Borrower, ce1iifying that each copy document relating to it specified in this Schedule I is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

	(a)	A copy of this Agreement duly executed by the Borrower.

3.	Other Documents and Evidence

	(a)	Evidence that the fees, costs and expenses then due pursuant to clause 6 (Costs and Expenses) have been paid or will be paid.

	(b)	A copy of any Authorisation or other document, opinion or assurance which, in the opinion of the Agent, is necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

	(c)	Evidence to the reasonable satisfaction of the Lender that Sp01is.com becomes the sole holder of all intellectual property and other applicable rights to domain ‘sports.com’.

4

Schedule 2

The Amended and Restated Loan Agreement

5

Signatories

Executed as a Deed

The Borrower Lottery.com Inc

	By:	/s/Matthew McGahan
Matthew McGahan
Chairman
6/12/2023

The Lender Woodford Eurasia Assets Ltd

	By:	/s/ Alex Smotlak
Alex Smotlak
Director
6/12/2023

6

Exhibit B

7

SCHEDULE 2

AMENDED AND RESTATED LOAN AGREEMENT

WOODFORD EURASIA ASSETS LTD

as Lender

and

LOTTERY.COM INC

as Borrower

AMENDED AND RESTATED LOAN AGREEMENT (DEED)

originally dated 7 December 2022 and amended and restated on 12 June 2023

8

CONFIDENTIAL

9

This loan agreement (the “Agreement”) is originally made as a deed on 7 December 2022 and subsequently amended and restated by an amendment and restated agreement executed as a deed on 12 June 2023 by and between:

PARTIES

(1)	WOODFORD EURASIA ASSETS LTD, a company existing under the laws of England and Wales, having its registered office at: IO Foster Lane, 3’d Floor, London EC2V 6HR, the United Kingdom (the “Lender”); and

(2)	LOTTERY.COM, INC, a company existing under the laws of the State of Delaware, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States (the “Borrower”).

The Lender and the Borrower are jointly referred to as the “Parties” and each individually as a “Party”.

RECITALS

(A)	The Lender has agreed to provide certain financing to the Borrower on the terms set out in this Agreement.

(B)	Each Party enters into this Agreement m consideration of the other Party entering into this Agreement and accepting its terms.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

“1st Amendment Agreement” means the amendment and restatement agreement to this Agreement dated 12 June 2023;

“Accordion” means the principal amount of USD50,000,000 (or such other amount or type of financing in lieu of loan as the Parties may agree in writing) made or to be made available by the Lender on the terms of this Agreement, with the pricing being consistent with the Initial Loan;

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with such person in each case from time to time;

“Applicable Law” means any applicable law, statute, ordinance, code, rule, regulation, resolution, order, decree, judgments, awards and decisions of any court, arbitral tribunal or competent authority permit or variance of any governmental entity, or any binding agreement with any governmental entity, in each case having force of law;

“Board” means the board of directors of the Borrower as constituted from time to time;

“Business Day” means a day other than Saturday and Sunday or public holiday in London (the United Kingdom) or New York (the US) and on which banks generally are open in London (the United Kingdom) or New York (the US) for the transaction of normal banking business, and, where used to specify the period, within which any act is to be done or not to be done, a day other

10

than a day, which is a Saturday, Sunday or public holiday in any jurisdiction, in which such act is to be done or not to be done;

“Conditions” has the meaning given in clause 2.3(a);

“Conversion” means the conversion of an amount of the Initial Loan and Accordion together with the accrued interest, in whole or in part, as determined by the Lender at its sole discretion, into the Conversion Shares in accordance with clause 10 (Conversion);

“Conversion Date” has the meaning given in clause 10.3 (Completion);

“Conversion Price” means USD 0.10 per Share;

“Conversion Shares” means the Shares to be issued in favour of the Lender during the Conversion, the amount of which shall be calculated at the following price per one (I) Share: the lowest publicly available price per one (I) Share within 10 Business days of the date of this Agreement (with a 20% discount);

“Debenture” means the debenture (deed) entered into by and between the Parties in relation to ce1iain assets of the Borrower on or about the date of this Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement, the effect of which is the creation of security, or the creation of a right to acquire (including any option, right of first refusal or right of pre-emption), third party right or interest, other encumbrance or security interest or derivative interest of any kind, or any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect and any agreement to create any of the foregoing, and “Encumber” shall be construed accordingly;

“Event of Default” has the meaning given in clause 9.1 (Event of Default);

“IFRS” means the International Financial Reporting Standards, together with the pronouncements on the above from time to time, and applied on a consistent basis;

“Indebtedness” means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to the IFRS;

“Initial Loan” means the principal amount of USD2,500,000 made or to be made available by the Lender on the terms of this Agreement;

“Initial Loan Disbursement Date” has the meaning given in clause 2.3(e);

“Initial Loan Maturity Date” has the meaning given in clause 4.1(a)(i);

“Interim CEO” means Mr. Sohail Quraeshi or such other CEO of the Borrower from time to time;

“Loan” means together:

(a) the principal amount of the Initial Loan; and

11

(b) if applicable, the principal amount of the Accordion;

“Material Adverse Effect” means any circumstance or event not explicitly and in writing disclosed to the Lender and/or subsequent to the date of this Agreement (including the commencement of any litigation, arbitration or administrative proceeding, change of law) which, in the opinion of the Lender, has caused or evolved to a material adverse effect on the business, financial condition or assets of the Borrower or the ability of the Borrower to comply with its obligations under the Transaction Documents, wherein any such “Material Adverse Effect” has not been waived in writing by the Lender within five (5) business days of its occurrence;

“Option Exercise Notice” has the meaning given to that term in clause 12.l(c);

“Option Price” has the meaning given to that term in clause 12.1(b);

“Option Shares” has the meaning given to that term in clause 12.1(c)(i);

“Paying Agent” means any Affiliate or any related party of the Lender acting as the Lender’ paying agent;

“Repayable Amount” means an amount equal to the Loan disbursed by the Lender to the Borrower or otherwise provided on the terms of this Agreement plus interest accrued as specified in clause 2.2 (Interest), from time to time;

“Shares” means the highest-ranking shares of common stock in the Borrower from time to time;

“Sports Option” means the option for common shares in Sports.com issued by the Borrower in favour of the Lender on the terms set out in clause 12 (Sports Option and Equity Contribution);

“Sports.com” means a company existing under the laws of the State of Texas, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States;”

“Sports.com Shares” means all of the shares in Sports.com from time to time;

“Transaction Documents” means this Agreement, the 1st Amendment Agreement, the Debenture, any Warrant, any Sports Option and any other documents contemplated by any of them;

“Transferee” means any person designated by the Lender, to whom the Borrower shall transfer the relevant Shares on the terms of this Agreement; and

“Warrants” has the meaning given in clause l l(a).

1.2	Headings

Clause headings and the table of contents are inse1ied for ease of reference only and shall not affect construction.

1.3	Recitals, etc.

References to this Agreement include the Recitals, which form pati of this Agreement for all purposes. References in this Agreement to the Parties, the Recitals and clauses are references respectively to the Parties, the Recitals and clauses of this Agreement.

1.4	Meaning of references

Save where specifically required or indicated otherwise:

12

	(a)	words importing one (I) gender shall be treated as importing any gender, words importing individuals shall be treated as importing companies and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part of the whole;

	(b)	a reference to the Transaction Documents and, in particular, this Agreement or to any other agreement or document referred to in this Agreement is a reference to this the Transaction Documents or such other document or agreement as amended, supplemented, varied or novated from time to time;

	(c)	a reference to the “Borrower” or the “Lender” shall, where relevant, be construed so as to include their respective successors in title, permitted transferees or assignees (whether immediate or derivative);

	(d)	the Event of Default being described as “continuing” means that it has neither been remedied to the satisfaction of the Lender nor expressly waived in writing (including by email) by the Lender;

	(e)	references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;

	(f)	references to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established, and so as to include any company in succession to all, or substantially all, of the business of that company or firm;

	(g)	references to the word “include”, “including” or “in particular” (or any similar term) are not to be construed as implying any limitation, except where made together with words like “exclusively” (or any similar term) and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

	(h)	reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form, and, for the avoidance of doubt, shall not include email, unless this Agreement provides to the contrary; and

	(i)	references to “USD” are to the lawful currency of the United States of America from time to time.

1.5	Understanding of time

Time periods in this Agreement shall be understood in the following way:

	(a)	references to times of the day are to that time in London, the United Kingdom (unless otherwise stipulated);

	(b)	references to a “day” are to a period of twenty four (24) hours running from midnight to midnight;

	(c)	references to a “year” are to a calendar year, meaning any period of twelve (12) consecutive months; and

13

(d) if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day.

1.6	Inconsistencies

(a) Where there is any inconsistency between the definitions set out in this clause I (Definitions and inte1pretation) and the definitions set out in any clause, then, for the purposes of construing such clause, the definitions set out in such clause shall prevail.

(b) Where there is any inconsistency between any number in words in this Agreement and the same number in digits determined in brackets, then for the purpose of construing such number, number in words shall prevail.

I.7	Meaning of undefined terms

If a word or term used in this Agreement is not defined in this clause I (Definitions and inte1pretation), it shall have the meaning ascribed to it in the text of this Agreement.

1.8	Negotiation of Agreement

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Patties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

2.	LOAN

2.1	Amount of Loan

Subject to the terms of this Agreement and in reliance on the representations and warranties contained in clause 5 (Borrower’s representations and warranties), the Lender agrees to make available and lend to the Borrower, and the Borrower agrees to borrow, the Initial Loan, and, subject to clause 2.4 (Accordion), the Accordion.

2.2	Interest

(a) The Borrower shall pay to the Lender interest on the Initial Loan at the rate of twelve(12) per cent per annum, subject to the following:

(i) interest shall accrue daily, starting from the first Initial Loan Disbursement Date, on the outstanding principal amount of the Initial Loan and shall be calculated on the basis of actual number of days elapsed and a year of three hundred and sixty five (365) days;

(ii) the interest accrued on the outstanding amount of the Initial Loan shall be repaid on the Initial Loan Maturity Date, together with the relevant amount of the Initial Loan; and

(iii) if the Borrower fails to make any payment due under this Agreement on the due date for payment, interest on the unpaid amount of the Initial Loan shall accrue daily, from the date of non-payment to the date of achial payment, at 10% above the rate specified in this clause 2.2(a). Interest accrued under this clause 2.2(a)(iii) shall be immediately payable by the Borrower on demand from the Lender.

14

	(b)	The Parties may (but are not obliged to) agree on the relevant interest rate on the Accordion and other relevant terms pursuant to clause 2.4(a)(iii). If the Parties agree on the relevant interest rate, it shall be repaid on the Accordion Maturity Date (as this term is defined in clause 4.1(a)(ii)), and clauses 2.2(a)(i) through 2.2(a)(iii) shall apply mutatis mutandis to such interest, in each case, unless the Parties agree otherwise in writing.

2.3	Disbursement of Initial Loan

	(a)	The Initial Loan shall be disbursed by the Lender in such amounts and at such times prior to the termination of this Agreement as the Borrower may request on the terms of the remaining provisions of this clause 2.3, in each case, subject to the Borrower satisfying or procuring the satisfaction of, to the fullest extent applicable, all conditions set out in clause 2.5 (Conditions) (together the “Conditions”) on the relevant Initial Loan Disbursement Date. For the avoidance of doubt, the Lender shall not be obliged to transfer (or procure the transfer by the Paying Agent of) any amount of the Initial Loan to the Borrower or otherwise, unless all the Conditions have been satisfied and continue to be satisfied on the relevant Initial Loan Disbursement Date.

	(b)	Unless the Parties agree otherwise in writing and subject to 2.3(a) above, the Lender shall (or shall procure that its Paying Agent shall) disburse the Initial Loan in the following two (2) tranches:

		(i)	the first tranche in the total amount of USDI ,250,000 (“Initial Loan Tranche 1”); and

		(ii)	the second tranche in the total amount of USD1,250,000 (“Initial Loan Tranche 2” and, together with Initial Loan Tranche I, the “Initial Loan Tranches”),

in each case, to be provided by the Lender to the Borrower or otherwise in one (I) or several instalments (for the avoidance of doubt, this clause 2.3(b) shall not limit the number of such instalments) as the Interim CEO reasonably directs pursuant to clause 2.3(c).

	(c)	If the Borrower wishes to draw any amount of any of the Initial Loan Tranches, the Borrower shall procure that the Interim CEO shall give the Lender a request (each such request being an “Initial Loan Tranche Request”) in writing specifying:

		(i)	the amount of the Initial Loan to be disbursed;

		(ii)	the intended disbursement date, which shall be not less than five (5) Business Days following the date of the Lender’s receipt of the relevant Initial Loan Tranche Request;

		(iii)	the recipient (the Borrower or any third-party recipient) and the relevant bank account details of the payment recipient;

		(iv)	the purpose of the relevant payment; and

15

	(v)	any additional details reasonably sufficient for the Lender to transfer the relevant amount of any of the Initial Loan Tranches pursuant to such Initial Loan Tranche Request, in any case, provided that the total amounts of Initial Loan Tranche 1 and Initial Loan Tranche 2 so transferred pursuant to this clause 2.3(c) (including, for the avoidance of doubt, any amounts set out in clauses 2.3(g)(i) and 2.3(g)(ii)) shall not exceed the amounts set out in clauses 2.3(b)(i) and 2.3(b)(ii), as applicable, unless the Parties agree otherwise in writing.

(d)	Each Initial Loan Tranche Request shall be irrevocable and oblige the Borrower to borrow the respective amount of the Initial Loan on the terms of this Agreement. For the avoidance of doubt, there may be several Initial Loan Tranche Requests up until the Initial Loan is disbursed by the Lender in full.

(e)	The Lender shall (or shall procure that its Paying Agent shall), within five (5) Business Days upon the Lender receiving the relevant Initial Loan Tranche Request or on such other later reasonable date as the CEO indicates in the Initial Loan Tranche Request, disburse the amount of the Initial Loan specified in the relevant Initial Loan Tranche Request or such lower amount as the Parties may agree in writing to the bank account as notified in the relevant Initial Loan Tranche Request, with value date as of the date of the disbursement (each such value date being the “Initial Loan Disbursement Date”), in each case, subject to clause 2.5 (Conditions).

(f)	The obligation of the Lender to disburse the relevant amount of the Initial Loan shall be deemed duly performed after the funds in the respective amount (including, for the avoidance of doubt, to cover the relevant Borrower’s expenses and/or costs) were duly debited from the bank account of the Lender, its Paying Agent and/or any other person acting on behalf of the Lender, as applicable.

(g)	The Parties hereby confirm and acknowledge that:

	(i)	the Lender’s obligation to disburse the relevant amount of the Initial Loan pursuant to this clause 2.3 may be performed:

		(A)	by transferring such amount to any third-party recipient indicated in the relevant Initial Loan Tranche Request (including, for the avoidance of doubt, to pay the Borrower’s bills); and

		(B)	by the Lender’s Paying Agent,

and the disbursement of any amount of the Initial Loan as set out in clauses 2.3(g)(i)(A) and 2.3(g)(i)(B), as applicable, shall be deemed to be due fulfilment of the Lender’s obligation to disburse the respective amount of the Initial Loan and shall be accounted and accepted in discharge of the Initial Loan. Notwithstanding anything to the contrary, the Lender may, at its discretion and in lieu of the relevant disbursement of any amount of the Initial Loan, finance some or all of the Borrower’s costs and/or expenses (including, for the avoidance of doubt, by paying to the Borrower’s suppliers). In this case, such payments shall be accounted and accepted in discharge of the amounts of the Initial Loan to be disbursed by the Lender under this Agreement; and

	(ii)	any amounts of financing provided or caused to be provided by the Lender and/or its Paying Agent and/or any other person acting on behalf of the Lender, in each case to the Borrower, another person indicated by or on behalf of the Borrower or any other person as determined at the Lender’s sole discretion to cover any costs and/or expenses of the Borrower, shall be accounted and accepted in discharge of the amounts of the Initial Loan to be disbursed by the Lender under this Agreement.

16

2.4	Accordion

	(a)	Subject to clause 2.5 (Conditions) and the Borrower’s written request, the Lender may (but is not obliged to) agree to provide additional funding (the Accordion) to the Borrower (or as the Parties may otherwise agree), in which case the Parties shall apply the following terms (without prejudice to the Parties’ right to agree otherwise in writing):

		(i)	the Accordion being provided in the following (2) tranches:

			(A)	USD20,000,000; and

			(B)	USD30,000,000,

in each case, to be provided:

			(A)	by the Lender to the Borrower (or as the Parties otherwise agree) in one (I) or several instalments (for the avoidance of doubt, this clause shall not limit the number of such instalments) as the Parties may agree in writing or, if so agreed between the Parties in writing, as the as the Interim CEO reasonably directs, in which case clause 2.3(c) shall apply mutatis mutandis; and

			(B)	subject to the Parties agreeing the business plan of the Borrower;

		(ii)	any obligation to provide the Accordion commencing on the expiry of thirty (30) days following the first Initial Loan Disbursement Date or as the Parties otherwise agree in writing; and

		(iii)	such other terms and conditions being agreed between the Patties, which shall be at all times consistent with the terms and conditions of the Initial Loan set out in this Agreement.

	(b)	Unless the Patties agree otherwise in writing, clauses 2.3(f) and 2.3(g) shall apply mutatis mutandis to the Accordion provided pursuant to this clause 2.4.

2.5	Conditions

	(a)	Disbursement of any amounts of the Loan shall be at all times conditional on the following Conditions having been satisfied and continuing to be satisfied, to the satisfaction of the Lender and to fullest extent applicable:

		(i)	the due resignation of each of the following Board members becoming effective:

			(A)	Lisa Borders;

			(B)	Steven M. Cohen;

			(C)	Lawrence Anthony DiMatteo; and

			(D)	William Thompson;

17

	(ii)	subject to clauses 2.5(b) through 2.5(d), the due appointment of two (2) new independent Board members becoming effective immediately upon resignation of the Board members set out in clause 2.5(a)(i);

	(iii)	the Board constituted as set out in clause 2.5(a)(ii) (subject to, for the avoidance of doubt, clauses 2.5(b) through 2.5(d)) being empowered to appoint and remove the members and, in particular, the chairpersons of the following bodies of the Borrower:

		(A)	the audit committee or another body replacing the relevant audit committee from time to time;

		(B)	the compensation committee or another body replacing the relevant compensation committee from time to time;

		(C)	any other committees of the Board existing from time to time (including, for the avoidance of doubt, the nominating and corporate governance committee); and

	(iv)	the CEO of the Borrower, the Borrower procuring, to the fullest extent required by the Applicable Law, the perfection of any security conferred or intended to be conferred on the Lender pursuant to the Debenture or delivering the legal opinion to the Lender by a reputable law firm acceptable to the Lender confirming that no perfection requirements apply to the relevant security under the Applicable Law;

	(v)	all necessary or appropriate corporate, governmental or statutory approvals having been obtained and any other actions required having been taken to authorise execution and performance of the Transaction Documents by the Borrower; and

	(vi)	no Material Adverse Effect has occurred or is continuing, which event has not been waived by the Lender; and

	(vii)	Submission of a business plan not later than March 31, 2023 confirming the Borrower’s ability to operate as a going concern, repay the Loan and acceptable to the Lender at its discretion.

	(viii)	For any tranche beyond the first tranche of the Initial Loan, the Borrower’s compliance with all the listing requirements, including any current audited financial statements in form and content acceptable to the Lender, unless waived by the lender for the relevant tranches at its discretion.

(b)	The Borrower shall procure that the Board members shall:

	(i)	be acceptable to any governmental and quasi-governmental authorities having regulat01y authority over the conduct of lottery, gaming and sports betting in the United States or any jurisdictions in which the Borrower conducts business; and

	(ii)	not cause the Borrower to violate any Nasdaq or U.S. Securities and Exchange Commission (SEC) requirements with respect to corporate governance, shareholder approval (if required), disclosure, independence or diversity.

18

	(c)	If any independent Board member resigns, the Borrower shall, as soon as practicable, procure the appointment of another independent Board member nominated by the Lender by notice to the Borrower in writing (including by email).

	(d)	If any person nominated by the Lender pursuant to clause 2.5(c) is prohibited by the Applicable Law (including the Nasdaq listing rules) from acting as a Board member or does not meet any regulatory fit and proper requirements or the Borrower (acting reasonably) determines that any such person is in breach of any Applicable Law (including applicable anti-bribery laws and sanctions laws, excluding any other minor offenses that do not have an effect on the reputation or fit and proper status of such individual), the Lender will nominate, and the Borrower shall procure the appointment of another person pursuant to clause 2.5(c).

	(e)	The Lender may in its discretion waive either in whole or in part the Conditions at any time by a notice in writing (including by email) to the Borrower.

3.	PURPOSE

Unless the Parties agree otherwise in writing, the proceeds of the Loan shall be used as follows:

	(a)	in relation to the proceeds of the Initial Loan:

		(i)	to restart the operations of the Borrower, including:

			(A)	returning of and paying the relevant amount of salary remuneration or other compensation and applicable taxes, and expenses to the Borrower’s staff and consultants, as appropriately documented; and

			(B)	paying salary, remuneration or other compensation and expenses to the Board members and the Interim CEO;

		(ii)	for general corporate purposes to be agreed between the Parties; and

		(iii)	for any other purposes, subject to the approval of the Interim CEO; and

	(b)	in relation to the proceeds of the Accordion, for the purposes to be agreed between the Parties in writing,

(together the “Purpose”) provided that the Lender is not obliged to monitor or verify how any amount advanced under this Agreement is used.

4.	REPAYMENT

4.1	Borrower’s obligation to repay Loan

	(a)	The Borrower shall repay the Repayable Amount:

		(i)	in relation to the Initial Loan Tranches together with all accrued interest thereon from the date of each such loan advance against any of the Initial Loan Tranches (each an “Initial Loan Maturity Date”) which is twelve (12) months from the date of each loan advance; and

19

(ii) in relation to the Accordion together with all accrued interest on the Accordion (if applicable), on such date as the Parties agree in writing pursuant to clause 2.4(a) (the “Accordion Maturity Date”).

(b) Any certification or determination by the Lender of the relevant Repayable Amount, including, for the avoidance of doubt, the amounts set out in clauses 2.3(g)(i) and 2.3(g)(ii), is, in the absence of manifest error, conclusive evidence of the matters to which it relates. The Lender may provide the relevant certification or determination to the Borrower in writing (including by email).

(c) All repayments of the Loan shall be applied first to the accrued interest, and thereafter to the principal amount of the Loan.

(d) The obligation of the Borrower to repay the Repayable Amount shall be deemed duly performed after the funds in the amount of the Repayable Amount were duly credited to the bank account of the Lender.

4.2	Prepayments

The Borrower shall have a right to prepay the principal amount of the Loan outstanding without a prior written consent of the Lender, but without prejudice to (a) the Lender’s right to the Conversion pursuant to clause IO (Conversion) and (b) the Borrower’s obligation to issue the Warrants pursuant to clause 11 (Warrants).

4.3	Payments

(a) Any amount due by the Borrower to the Lender under this Agreement shall be paid in such currency, in which the relevant Loan was disbursed to the Borrower (except as otherwise agreed by the Parties or required by the Applicable Law), to the Lender’s account as the Lender may designate by written notice (including by email) to the Borrower at least three (3) Business Days before the date of payment, and in each case without any deduction, withholding, counterclaim or set-off, except to the extent provided for under the Applicable Law.

(b) If the Borrower is compelled by the Applicable Law to withhold or deduct the taxes from any amount payable under this Agreement, such amount due from the Borrower shall be increased to an amount which (after making any such withholding or deduction) leaves an amount equal to the payment, which would have been due from the Borrower if no such withholding or deduction had been required.

5.	BORROWER’S REPRESENTATIONS AND WARRANTIES

5.1	Borrower’s representations and warranties

The Borrower represents and warrants to the Lender that on the date of this Agreement each of the statements provided for in this clause 5 is true, accurate and not misleading. All such representations and warranties shall be deemed to be repeated with reference to the facts and circumstances then subsisting on the date of this Agreement and on each next day until the Repayable Amount has been paid to the Lender in full.

5.2	Borrower duly incorporated

The Borrower is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

20

5.3	Borrower’s power to contract

The Borrower has all requisite capacity, power and authority to enter into, deliver, and perform its respective obligations under the Transaction Documents in accordance with their terms, and shall have taken all necessary corporate and other actions to authorise the execution, delive1y and performance of the Transaction Documents. For the avoidance of doubt, this includes all requisite capacity, power and authority of the Borrower to issue the Conversion Shares and the Warrants.

5.4	Borrower’s business

The Borrower has obtained all licences, permits, permissions, registrations, authorisations and consents required for carrying on its business effectively in the places and in the manner, in which such business is now carried on. All such licences, permits, permissions, registrations, authorisations and consents are in full force and effect, are not limited in duration (save for their terms) or subject to any unusual or onerous conditions.

5.5	No winding-up

No order has been made, petition presented or meeting convened for the winding up of the Borrower, or for the appointment of an administrator or any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and the Borrower is fully solvent and able to meet its debs under the Applicable Law.

5.6	Validity of obligations

The Transaction Documents constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with the respective terms of the Transaction Documents.

5.7	No breach

The ent1y into and performance by the Borrower of the Transaction Documents do not conflict with:

(a) any Applicable Law or regulation;

(b) constitutional documents of the Borrower;

(c) any agreement or instrument binding the Borrower or any assets of the Borrower; or

(d) any order, judgment, decree or other restriction applicable to the Borrower.

5.8	Governing law and enforcement

The choice of English law as the governing law of this Agreement will be recognised and enforced in the jurisdiction of incorporation of the Borrower.

5.9	Ranking

The payment obligations of the Borrower under this Agreement rank at least pari passu in right and priority of payment with all other Borrower’s unsecured and unsubordinated obligations and liabilities, present or future, actual or contingent, except for those obligations and liabilities mandatorily preferred by the Applicable Law. The payment obligations of the Borrower under this Agreement are secured by the Debenture.

21

5.10	Disclosure

The Borrower has disclosed to the Lender before the date of this Agreement all information relating to it and the transaction that is material to be known by a lender (in the context of a loan for a similar amount and on terms similar to this Agreement) and the information is accurate and complete in all material respects.

5.11	No litigation

Except as fairly and fully disclosed to the Lender, no litigation, arbitration, administrative or criminal proceedings are taking place or pending, or, to the best of the Borrower’s knowledge and belief (after due and careful enquiry), have been threatened against it, or any of its directors or any of its assets which, in any case, might have a material adverse effect on its business, assets, condition or ability to comply with its obligations under the Transaction Documents.

5.12	Sports.com

(a) Sports.com is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) The shares of Sports.com are fully paid and not subject to any option to purchase or similar rights other than in favour of the Lender. The constitutional documents of Sports.com do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Sports option. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of Sports.com (including any option or right of pre-emption or conversion), other than in favour of the Lender.

(c) No order has been made, petition presented or meeting convened for the winding up of Sports.com, or for the appointment of an administrator or any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and Sp01is.com is fully solvent and able to meet its debs under the Applicable Law.

(d) Sports.com:

(i) is the sole legal and beneficial owner of or has licensed to it all the intellectual prope1iy to the domain “sports.com”; and

(ii) has taken all formal or procedural actions (including payment of fees) required to maintain all intellectual property to the domain “spo1is.com”.

6.	BORROWER’S UNDERTAKINGS

6.1	Borrower’s undertakings

During the term of this Agreement, the Borrower shall comply with undertakings provided for in the remaining provisions of this clause 6.

6.2	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect and supply to the Lender certified copies of any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration required to enable it to perform its obligations under the Transaction Documents, to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents and to carry on its specific businesses.

22

6.3	Compliance with laws

The Borrower shall comply in all respects with all laws, to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

6.4	Ranking

The Borrower shall ensure that Borrower’s payment obligations under this Agreement rank and will continue to rank secured by the Debenture.

6.5	Loans and guarantees

Until the date when the Loan has been paid to the Lender in full, the Borrower shall not:

(a) make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, without a prior written consent of the Lender, wherein any such amount is in excess ofUSDl,000,000; and/or

(b) attract or obtain any loans, credits or other financing for the amount exceeding USD1,000,000 without a prior written consent of the Lender, which consent shall not be unreasonably withheld by Lender.

6.6	Assets

(a) The Borrower shall not, without a prior written consent of the Lender, sell, lease, transfer or otherwise dispose of (either by a single transaction or by a series of transactions, whether related or not) any assets with a market value, as determined by independent third-party appraisal, of more than USDI ,000,000.

(b) The Borrower shall maintain enough assets to perform its obligations under the Transaction Documents.

6.7	Supply of information

The Borrower shall promptly supply to the Lender, upon the Lender providing it with reasonable advance notice, any and all documents and information (including any of its financial statements) as the Lender may reasonably request from to time.

6.8	Encumbrances

The Borrower shall not, without a prior written consent of the Lender, encumber any of its assets, except in the normal course of business and for no more than USD1,000,000, or any of shares that it holds in its Affiliates, unless the Parties agree otherwise.

6.9	Tax

The Borrower shall comply with all tax regulations under the Applicable Law, including filing all required tax returns and paying all due taxes.

23

6.10	Anti-corruption law

The Borrower shall:

(a) conduct its businesses in compliance with applicable anti-corruption laws; and

(b) maintain policies and procedures designed against the breach of such laws.

6.11	Change of business

The Borrower shall not make any substantial change to the general nature or scope of its business as carried on at the date of this Agreement and that the Borrower carry on its business in the ordinary and usual course in accordance with the Applicable Law in the same manner as the Borrower was operating prior to the date of this Agreement.

6.12	Merger

The Borrower shall not enter into any amalgamation, demerger, merger, or corporate reconstruction without the prior written consent of the Lender.

6.13	Access

The Borrower shall, if the Lender reasonably suspects an Event of Default is continuing or may occur, permit the Lender or accountants or other professional advisers of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to the office premises, assets, books, accounts and records of the Borrower and meet and discuss matters with the directors of the Borrower.

6.14	Corporate matters

The Borrower shall not, without prior written consent of the Lender:

(a) amend or restate memorandum and articles of association, charter or other constitutional documents of the Borrower, save as to the extent required to satisfy the Condition set out in clause 2.5(a)(iii);

(b) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind), except as required by law, on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(c) repay or distribute any dividend or share premium reserve or capital redemption or any undistributable reserve;

(d) perpetrate any additional emission of shares, which may negatively affect the position of the Lender, without the consent of the Lender;

(e) pay any management, advisory or other fee to, or to the order of, any of the shareholders or other Affiliates of the Borrower; or

(f) reduce, redeem, repurchase, defease, retire or repay any of its share capital or any warrants for the time being in issue or resolve to do so.

24

7.	SECURITY

On or about the date of this Agreement, the Borrower shall:

(a) enter into the Debenture in respect of certain assets of the Borrower with the Lender, as security for the proper, due and punctual observance and performance by the Borrower of all of its obligations under this Agreement; and

(b) duly perform its obligations under the Debenture during the entire term of the Debenture.

8.	DEFAULT

8.1	Lender’s rights in case of Event of Default

Upon and at any time after the occurrence of the Event of Default, and for so long as it is continuing, the Lender may (in its sole discretion) by notice in writing (including by email) to the Borrower declare the Loan, any accrued interest and all other amounts accrued or outstanding under this Agreement to be immediately due and payable on a written demand, on which the Loan and any accrued interest shall be immediately due and payable on such written demand.

8.2	Notification of default

The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly, but in any case, not later than five (5) Business Days upon becoming aware of its occurrence.

9.	EVENTS OF DEFAULT

9.1	Event of Default

Occurrence of any of the events provided for in the remaining provisions of this clause 9 shall constitute an event of default (the “Event of Default”).

9.2	Insolvency

The Borrower is or is presumed or deemed to be unable or admits inability to pay its debts (by reason of actual or anticipated financial difficulties), suspends making payments on any of its debts.

9.3	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a) the suspension of payments, a moratorium of any Indebtedness of the Borrower, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b) the appointment of a liquidator, provisional liquidator, administrator, trustee in bankruptcy, receiver, administrative receiver, compulsory manager or similar officer in respect of the Borrower or any of its assets, or any analogous procedure or step is taken in any jurisdiction.

25

9.4	Misuse of Loan

The Borrower uses the Loan for the purpose other than the Purpose set out in clause 3 (Purpose).

9.5	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error, and the payment is made within five (5) Business Days of its due date.

9.6	Undertakings

The Borrower fails to perform in a timely manner any of its obligations under clause 6 (Borrower’s undertakings) and, if capable of remedy, such failure to perform has continued for a period of ten (10) Business Days after the notice of such breach has been given to the Borrower by the Lender.

9.7	Misrepresentation

Any representation, statement or warranty made, repeated or deemed to be made by the Borrower in the Transaction Documents or in connection with the Transaction Documents is (or proves to have been) incomplete, untrue, incorrect or misleading in any respect when made, repeated or deemed to be made.

9.8	Sports.com

(a) Sports.com is or is presumed or deemed to be unable or admits inability to pay its debts (by reason of actual or anticipated financial difficulties), suspends making payments on any of its debts.

(b) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any Indebtedness of Sports.com, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of Sports.com;

(ii) the appointment of a liquidator, provisional liquidator, administrator, trustee in bankruptcy, receiver, administrative receiver, compulsory manager or similar officer in respect of Sports. Corn or any of its assets,

(iii) or any analogous procedure or step is taken in any jurisdiction.

(c) Any action is taken by any person (including the Borrower or Sports.com) or any other circumstance occurs that results in Sports.com intellectual property rights to the domain “sports.com” being challenged, infringed, limited, revoked or other adversely affected.

10.	CONVERSION

10.1	Conversion

(a) In each case in accordance with this clause I 0, the Lender may proceed, in accordance with all U.S. federal and state law and regulation, with the Conversion: (i) at any time when an Event of Default has occurred; or (ii) at any time after sixty (60) days following the first Initial Loan Disbursement Date and until, in each case, the relevant Repayable Amount remains outstanding.

26

	(b)	For the avoidance of doubt:

(i) if the Lender exercises the Warrants for the price less than the Repayable Amount, the Lender shall retain the right to the Conversion for the outstanding Repayable Amount; and

(ii) the Warrants are in addition to the Lender’s right to the Conversion.

	(c)	Unless paragraph (d) applies, at any time while common stock shares of the Bo1rnwer are listed on the Nasdaq stock exchange:

	(i)	the Lender may not hold more than 4.99% of the issued and outstanding common stock shares of the Borrower (the “Disclosure Threshold”), without acknowledging and agreeing that holding beneficial ownership above the Disclosure Threshold shall require disclosure requirements pursuant to Nasdaq and SEC rules by Borrower; and

	(ii)	the Lender may not hold more than 19.99% of the issued and outstanding common stock shares of the Borrower (the “Shareholder Approval Threshold”), without acknowledging and agreeing that holding beneficial ownership above the Shareholder Approval Threshold shall require consent by Borrower’s shareholders and disclosure requirements pursuant to Nasdaq and SEC rules by Borrower.

	(d)	If there is a shareholders or similar agreement executed directly or indirectly in relation to common stock shares of the Borrower or otherwise affecting governance in relation to the Borrower (the “Relevant SHA”) that has the effect of disapplying, varying or otherwise affecting the Disclosure Threshold and / or Shareholder Approval Threshold (as applicable)(any such threshold calculated taking into account the terms of a Relevant SHA, the “SHA Threshold”), then, at any time while common stock shares of the Borrower are listed on the Nasdaq stock exchange, no Lender may hold more than the SHA Threshold without acknowledging and agreeing that holding beneficial ownership above the SHA Threshold shall require disclosure requirements pursuant to Nasdaq and SEC rules by Borrower.

10.2	Service of Conversion Notice

In accordance with all Nasdaq and SEC rules (if applicable), during the period set out in clause 10.1 (Conversion), the Lender may serve a notice on the Borrower, requesting the Borrower to convert, in whole or in part, the Repayable Amount of the Initial Loan into the Conversion Shares on the Conversion Date at the Conversion Price reduced by a 25% discount (the “Conversion Notice”). For the avoidance of doubt: (i) clause 4.1(b) shall apply mutatis mutandis to the determination of the Lender of the Repayable Amount; and (ii) the Lender may exercise the right to the Conversion more than once by giving the relevant Conversion Notice to the Borrower. The Lender may at any time revoke the Conversion Notice, but in any case, prior to the Conversion. Unless the Lender specifically agrees in writing (including by email), the Borrower shall not have the right to repay the Repayable Amount of the Initial Loan after the Conversion Notice was served.

27

10.3	Completion

Within ten (I 0) Business Days after the receipt of the Conversion Notice (the “Conversion Date”) the Borrower shall cause, subject to certain regulatory restrictions (if applicable), in each case, to the extent applicable:

(a) issue the Conversion Shares to the Lender or the Transferee free from any Encumbrances, except those Encumbrances, which are in favor of the Lender, in consideration of the rights of the Lender under the Loan;

(b) transfer the share certificates in respect of the Conversion Shares to the Lender or the Transferee;

(c) make a record to shareholders’ register of the Borrower, indicating the Lender or the Transferee as the owner of the Conversion Shares; and

(d) sign all such resolutions, deeds, agreements, documents, notices, acknowledgements, consents, waivers, letters and other ancillary documents (in each case in such form and with such amendments, whether substantive or otherwise as the Lender may think fit) and to do all such other acts and things, in each case as may be necessary, desirable or otherwise required (directly or indirectly) in order to transfer full legal and beneficial title to the Conversion Shares to the Lender or the Transferee free of any Encumbrances, except those Encumbrances, which are in favour of the Lender,

Conversion shall be deemed completed when the Lender or the Transferee has acquired full legal and beneficial title to the Conversion Shares free from any Encumbrances, except those Encumbrances, which are in favour of the Lender. Until the Conversion of all Repayable Amount shall be deemed completed, the Loan shall remain outstanding and shall be secured by the Debenture.

10.4	Premium on Conversion Shares

Each Conversion Share shall be issued and allotted at such premium to reflect the difference between the nominal value of one (1) Share and the amount of the Loan converted into one (I) Share on the Conversion Date. The Conversion Shares shall be credited as fully paid and rank at least pari passu with Shares of the same class in issue on the Conversion Date and shall carry the right to receive all dividends and other distributions declared for the same class after the Conversion Date.

10.5	Share fractions

Upon any Conversion, the entitlement of the Lender to a fractional Share shall be rounded up to the next whole Share.

10.6	Rights attached to Conversion Shares

The Pa1iies agree that upon the Conversion the Conversion Shares shall grant the Lender the following rights:

(a) rights inherent to the Shares;

(b) right to receive dividends;

(c) liquidation preference based on class; and

28

10.7	Set-off and discharge of lnitial Loan

(a) Subject to the Lender exercising its right to the Conversion and unless the Lender revokes its Conversion Notice, in each case, on the terms of this clause 10 and herein, the Patties agree to set off the Lender’s obligation to pay the relevant price for the Conversion Shares in the amount of the Repayable Amount of the Initial Loan as converted into the Conversion Shares against the relevant obligation of the Borrower to repay such Repayable Amount to the Lender. In this case:

		(i)	the relevant obligation of each Party shall be deemed fully performed and discharged; and

		(ii)	no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

	(b)	For the avoidance of doubt, following the Conversion, the relevant Repayable Amount of the Initial Loan as conve1ted into the Conversion Shares pursuant to this clause 10 shall be deemed discharged and repaid in full.

10.8	Undertakings prior to Conversion

	(a)	From the date of any Initial Loan Tranche, or full repayment of all amounts due under this Agreement, the Borrower shall maintain sufficient authorised but unissued share capital in the Borrower to satisfy in full, without the need for the passing of any further resolutions of Borrower’s shareholders, all of the outstanding rights of conversion for the time being attaching to the said Loan amount under this Agreement, without first having to offer the same to any existing shareholders of the Borrower or any other person.

	(b)	Borrower will be allowed up to ninety (90) days from the date of any draw down of funds from the Accordion (as distinct and separate from either Initial Loan Tranche) to facilitate any conversion of the drawn down amount from the Accordion.

11.	WARRANTS

	(a)	In consideration of the Lender providing the Loan on the terms of this Agreement, the Borrower shall, as soon as practicable as determined at the Lender’s sole discretion (but in any case, not earlier than the first Initial Loan Disbursement Date) issue and deliver, to the satisfaction of the Lender, common stock purchase warrants (the “Warrants”) to the Lender(or the Transferee as designated by the Lender by notice to the Borrower in writing (including by email) reasonably in advance prior to the issuance of the Warrants) on the following key terms:

		(i)	the Warrants issued shall be equal to 15% of the issued and outstanding common stock of the Borrower; and

		(ii)	the exercise price for each relevant Warrant Share shall be Conversion Price reduced by a 25% discount and otherwise subject to clause 11(b); and

		(iii)	the Warrants may be exercisable, in whole or in part, at any time during the term of this Agreement commencing on the issuance date of the Warrants.

	(b)	To the extent the relevant amount of the Repayable Amount of the Initial Loan was not

		(i)	repaid by the Borrower and/or (ii) converted into Shares, the Lender shall have a right to set off the Lender’s obligation to pay the Warrants exercise price set out in clause 11(a)(ii) in the amount of the Repayable Amount of the Initial Loan then outstanding against the relevant obligation of the Borrower to repay such Repayable Amount to the Lender. In this case, the Borrower shall set off the relevant obligations as set out in this clause 11(b), and:

		(i)	the relevant obligation of each Party shall be deemed fully performed and discharged; and

29

		(ii)	no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

	(c)	Clause 11(b) shall be without prejudice to the Lender’s right to pay (or procuring its Paying Agent to pay) to the Borrower any amount of the exercise price due for the relevant Shares, without exercising its right to set off.

12.	SPORTS OPTION AND EQUITY CONTRIBUTION

12.1	In consideration of the Lender providing the Loan on the terms of the Loan Agreement, the Borrower hereby grants to the Lender an option to buy up to 100% of the Sports.com Shares (the “Spo1is Option”) on the terms set out in this clause 12 (Sports Option and Equity Contribution):

	(a)	the Lender can exercise the Sports Option in one or more installments, in each case, for such amount of the Sports.com Shares as the Lender may determine in its sole discretion, provided that the total number of Sports.com Shares that the Lender (or its Designee, as defined below) can acquire under the Sports Option can never exceed I 00% of the issued share capital of Sports.com;

	(b)	the option exercise price for each relevant Sports.com Share shall be determined using a valuation of USD 6,000,000 for 100% of the Sports.com Share (the “Option Price”);

	(c)	the Lender may exercise the Sports Option by delivering a notice (the “Option Exercise Notice”) to the Borrower, specifying:

		(i)	the number of the Sports.com Shares to be transferred (the “Option Shares”);

		(ii)	whether the Spo1is.com Shares shall be transferred to the Lender or any third party designated by the Lender (the “Designee”);

		(iii)	the Option Price and the total price payable for the Option Shares (the “Total Consideration”);

		(iv)	whether the Total Consideration will be paid by the Lender by way of a moneta1y transfer or by way of set-off against the Repayable Amount;

		(v)	if applicable, the Repayable Amount to be discharged as a result of the exercise of the Sp01is Option in accordance with this Option Exercise Notice, it being understood that clause 4.1(b) shall apply mutatis mutandis to such determination of the Lender;

	(d)	Lender may serve an Option Exercise Notice at any time during the term of 24 (twenty four) months commencing on the date of the Effective Date under and as defined in the Ist Amendment Agreement.

30

12.2	The Lender may at any time revoke the Option Exercise Notice, but in any case, prior to the Lender or its Designee assuming legal and beneficial title to the Option Shares. Unless the Lender specifically agrees in writing (including by email), the Borrower shall not have the right to repay the Repayable Amount of the Initial Loan after the Option Exercise Notice was served.

12.3	Within ten ( I 0) Business Days after the receipt of the Option Exercise Notice the Borrower shall as appropriate itself or, where applicable, shall cause Sports.com, subject to certain regulatory restrictions (if applicable), in each case, to the extent applicable:

	(a)	transfer the Option Shares to the Lender or its Designee free from any Encumbrances, except those Encumbrances, which are in favour of the Lender, in consideration of the rights of the Lender under the Loan;

	(b)	transfer the share certificates in respect of the Option Shares to the Lender or its Designee;

	(c)	make a record to shareholders’ register of Sports.com, indicating the Lender or its Designee as the owner of the Option Shares; and

	(d)	sign all such resolutions, deeds, agreements, documents, notices, acknowledgements, consents, waivers, letters and other ancillary documents (in each case in such form and with such amendments, whether substantive or otherwise as the Lender may think fit) and to do all such other acts and things, in each case as may be necessary, desirable or otherwise required (directly or indirectly) in order to transfer full legal and beneficial title to the Option Shares to the Lender or its Designee free of any Encumbrances, except those Encumbrances, which are in favour of the Lender.

12.4	Transfer of Sports.com Shares shall be deemed completed when the Lender or its Designee has acquired full legal and beneficial title to the Option Shares free from any Encumbrances, except those Encumbrances, which are in favour of the Lender.

12.5	The Parties agree that upon the transfer of the Option Shares to the Lender or its Designee the Option Shares shall grant the Lender (or its Designee) the following rights:

	(a)	rights inherent to the Option Shares;

	(b)	right to receive dividends;

	(c)	liquidation preference based on class.

12.6	In addition and fully independently from the Sports Option under this clause 12.1 and in further consideration of the Lender providing the Loan on the terms of the Loan Agreement, the Borrower hereby grants to the Lender the right to make an equity contribution into the Sports.com share capital by way of a share subscription (the “Equity Contribution”), on the terms set out in this clause 12 (Sports Option and Equity Contribution):

	(a)	the Lender can exercise the Equity Contribution in one or more installments, in each case, for such amount as the Lender may determine in its sole discretion;

	(b)	the price per each new share to be issued in Sports.com shall be determined prior to any Equity Contribution by using a pre-money valuation of USD 6,000,000 for I 00% of the Sports.com Share and hereinafter the pre-money valuation of USD 6,000,000 for 100% of the Sports.com Share adjusted to reflect the Equity Contributions having been made;

31

(c) the Lender may exercise the Equity Contribution by delivering a notice (the “Equity Contribution Exercise Notice”) to the Borrower, specifying:

(i) the amount of the respective Equity Contribution and number of the Sports.com Shares to be issued (the “Additional Shares”);

(ii) whether the Equity Contribution will be made by the Lender by way of a monetary transfer or by way of set-off against the Repayable Amount; and

(iii) if applicable, the Repayable Amount to be discharged as a result of the exercise of the Sports Equity Contribution in accordance with this Equity Contribution Exercise Notice, it being understood that clause 4.1(b) shall apply mutatis mutandis to such determination of the Lender;

(d) Lender may serve an Equity Contribution Exercise Notice at any time during the term of 24 (twenty four) months commencing on the date of the Effective Date under and as defined in the Ist Amendment Agreement;

(e) The Borrower agrees to waive any pre-emption rights that it may have, to exercise its rights as shareholder in such manner and to provide such necessary approvals and waivers as may be required to allow the issue of new Shares in accordance with this clause 12.

(t) The Borrower shall perform and shall procure that Spmis.com will perform each and every action which may be require to effect the Equity Contribution and to confer on the Lender such rights and entitlements intended to be conferred on it by or pursuant to clause 12.6, including but not limited to taking of all corporate approvals, making all required filings, amending the memorandum and articles of association, charter or other constitutional documents.

12.7	If the Lender has made an election in accordance with clause 12.1(c)(iv) or 12.6(b)(ii) above to discharge the Total Consideration by way of set-off against the Relevant Amount, then the Parties agree to set off the Lender’s obligation to pay the Total Consideration in the amount of the Repayable Amount of the Initial Loan (but not exceeding the Total Consideration) against the relevant obligation of the Borrower to repay such Repayable Amount (in an amount not exceeding the Total Consideration) to the Lender. In this case:

(a) the relevant obligation of each Party shall be deemed fully performed and discharged; and

(b) no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

For the avoidance of doubt, following such set off, the relevant Repayable Amount of the Initial Loan as set off against the Total Consideration pursuant to this clause 12.6 shall be deemed discharged and repaid in the amount of the Total Consideration.

13.	NOTICES

13.1	Form of notices

Any notice (including any demand or any other communication) given under this Agreement or in connection with this Agreement shall be in writing (including, in relation to the notices given by the Lender, by email) and in English, signed by or on behalf of a Party giving it, and sent to another Party for the attention of the person and to the contact details given in clause 13.4 (Contact details).

32

13.2	Delivery of notices

A Party may send any notice by any of the below methods and, if sent by a particular method, the corresponding deemed delivery date and time when such notice takes effect, shall, if there is no evidence of the earlier receipt, be as follows:

	(a)	if delivered by hand, at the time of delivery at that address signed for by the recipient and dated at such address

	(b)	if sent by courier delive1y service, at the time of delivery at that address as evidenced by the courier delivery service;

	(c)	if sent by pre-paid airmail providing proof of postage, at 9.00 am on the third Business Day after posting; and

	(d)	if sent by email, at the time of transmission.

13.3	Time of delivery

For the purposes of clause 13.2 (Delivery of notices):

	(a)	all references to time are to local time in the place of deemed receipt; and

	(b)	any notice received or deemed received on a day that is not the Business Day or after

5.00 pm on any Business Day, shall be deemed to have been received on the next following Business Day.

33

13.4		Contact details

The relevant details of the Parties are as follows:

	(a)		Lender: WOODFORD EURASIA ASSETS LTD
		Attention:	Mr. Alex Smotlak
		Address:	10 Foster Lane, 3rd Floor, London EC2V 6HR, the United Kingdom
		Tel.:	+44 (0)20 7535 1070
		Email:	Alex.Srnotlak@uibt.com

Borrower: LOTTERY.COM INC
(b)
		Attention:	Mr. Sohail Quraeshi (or another CEO of the Borrower replacing Mr. Sohail Quraeshi from time to time)
		Address:	20808 State Highway 71 W, Suite B, Spicewood, TX 78669
		Tel.:	+l (561) 332-6722
		Email:	sohail@lottery.com
		With copies to:	matthew.mcgahan@lottery.com

34

13.5	Delivery by email

Save for the notices given by the Lender by email, a notice sent by any of the methods mentioned in clause 13.2 (Delivery of notices) shall be simultaneously dispatched to the contact details given in 13.4 (Contact details) by email, provided that such notice shall be deemed delivered and take effect when delivered in accordance with 13.2 (Delivery of notices). A notice given by the Borrower under or in connection with the Transaction Documents shall not be valid, if sent by email only.

13.6	Change of address

A Party may by giving notice in accordance with this clause 13 change its relevant details given in clause 13.4 (Contact details). The change shall take effect for a Party notified of the change at 9.00 am on the later of:

(a) the date, if any, specified in the notice as the effective date for the change; or

(b) the fifth Business Day after deemed receipt of the notice took place in accordance with clauses 13.2 (Delivery of notices) and 13.3 (Time of delivery).

14.	CONFIDENTIALITY

14.1	Confidential Information

Each Party shall (and shall ensure that its Affiliates shall) keep confidential (and ensure that their officers, employees, agents and professional and other advisers keep confidential) and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person any information (whether received, provided or obtained before, on or after the date of this Agreement and whether in writing, orally, electronically or in any other form or medium):

(a) in respect of the existence or contents of the Transaction Documents, the arrangements contemplated by the Transaction Documents or the contents of the discussions and negotiations which have led up to the Transaction Documents, including in respect of the Loan; and

(b) in respect of another Party’s (and its Affiliates) business, operations, assets or affairs, collectively, the “Confidential Information”.

14.2	Use of Confidential Information

No Party shall use the Confidential Information for its own business purposes or disclose it to any third party without a prior written consent of another Party.

14.3	Permitted disclosure

The obligations of confidentiality under clauses 14.1 (Confidential Information) and 14.2 (Use of Confidential Information) shall not apply to:

(a) disclosure (subject to clause 14.4 (Disclosure to representatives) on a “need to know” basis in confidence to an Affiliate of either Party where the disclosure is for a purpose reasonably incidental to this Agreement;

(b) disclosure (subject to clause 14.4 (Disclosure to representatives) in confidence to the Parties’ professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

35

(c) information, which is independently developed by the relevant Party or acquired from a third party to the extent that it is acquired with the right to disclose it;

(d) disclosure of information to the extent required to be disclosed by the Applicable Law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority, provided that, before any such required disclosure is made, a Party that is (or whose Affiliate is) required to make disclosure must, to the extent permitted by law and the relevant disclosure requirement:

(i) notify a Party that made the relevant information available to it (the “Discloser”) as soon as reasonably practicable after it becomes aware that disclosure is required;

(ii) take all steps reasonably required by the Discloser to prevent or restrict the disclosure of that information; and

(iii) co-operate with the Discloser regarding the timing and content of such disclosure,

and for the purposes of this clause 14.3(d), where the information required to be disclosed is the existence or contents of, or the negotiations relating to, this Agreement, references to the Discloser are taken to be references to each Party;

(e) disclosure in connection with the commencement, pursuit or defence by a Party of or in any legal proceedings, to which any Confidential Information is relevant, provided that such a legal proceeding arises out of or in connection with this Agreement and/or concerns the transaction, contemplated by this Agreement, and/or involves both Parties; or

(f) information, which is already in the public domain (otherwise than as a result of a breach of this clause 14).

14.4	Disclosure to representatives

Each Party shall inform (and shall ensure that any of its Affiliates shall inform) any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides the Confidential Information, that such information is confidential and shall instruct them to keep it confidential and not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement). The disclosing Party is responsible for any breach of this clause 14 by the person to whom the Confidential Information is disclosed.

14.5	Term of confidentiality obligations

The provisions of this clause 14 shall continue to apply during two (2) years following the date when the Lender has received the Loan or the termination of this Agreement, whichever occurs earlier.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, and each such counterpart shall constitute an original of this Agreement, but all of which together constitute one and the same instrument. This Agreement shall not be effective until each Party has executed at least one (1) counterpart. Delivery of this Agreement by an email attachment or a telecopy shall be an effective mode of delivery.

36

16.	VARIATION, WAIVER AND CONSENT

16.1	Form of variation
Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

16.2	Form of waiver

Any waiver of any right under this Agreement is only effective if it is in writing and signed by a waiving or consenting Party and it applies only in the circumstances, for which it is given, and shall not prevent a Party who has given the waiver from subsequently relying on the provision it has waived.

16.3	No effect of failure to exercise

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part of such right or remedy.

16.4	No effect of partial exercise

No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

16.5	Rights and remedies cumulative

Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law

17.	ENTIRE AGREEMENT

The Transaction Documents constitute the entire agreement between the Parties and supersede and extinguishes all previous drafts, agreements, arrangements, and understandings between them, whether written or oral, relating to their subject matter.

18.	INVALIDITY

Each of the provisions of this Agreement is severable and enforceable independently of each other provision. If any provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

19.	FURTHER ASSURANCE

Each Party shall promptly execute and deliver all such documents, and do all such things, as any other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

37

20.	THIRD PARTY RIGHTS

Except as expressly provided for in this Agreement to the contrary, the Parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement. Notwithstanding that any provision of this Agreement may be enforceable by any third party, this Agreement and its provisions may be amended, waived, modified, rescinded or terminated by the Parties without the consent or approval of any third party.

21.	ASSIGNMENT

21.1	No assignment

Subject to clause 21.2 (Assignment by Lender), no Party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without a prior written consent of another Party.

21.2	Assignment by Lender

(a) The Lender may at any time assign and/or transfer all or a portion of the Lender’s rights and/or obligations under this Agreement to any Lender’s related party (a “Permitted Assignee”) without consent of the Borrower.

(b) The Lender shall procure that any Permitted Assignee shall remain an Affiliate of the Lender at all times within the period of validity of this Agreement.

22.	SURVIVING PROVISIONS

Termination of this Agreement in respect of the rights and obligations of any Party shall not affect:

(a) claims arising out of any antecedent breach of the Transaction Documents (excluding the Lender’s obligations under clause 2.3 (Disbursement of Initial Loan); and

(b) provisions of this Agreement that are expressed to survive its termination or expiry, or which from their nature or context are contemplated to survive termination or expiry of this Agreement, including clauses 1 (Definitions and interpretation), 11 (Warrants), 12 (Sports Option and Equity Contribution), 13 (Notices), 14 (Confidentiality), 20 (Third party rights), 22 (Surviving provisions), 25 (Governing law and jurisdiction) and any provision of this Agreement necessary for its interpretation or enforcement.

23.	REMEDIES

Without prejudice to any other rights or remedies which a Party may have, each Party acknowledges and agrees that damages alone are not an adequate remedy for breach of the provisions of the Transaction Documents and, accordingly, agrees that each Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of a Party’s obligations in the Transaction Documents, without proving special damages.

38

24.	COSTS

Unless otherwise expressly provided for in this Agreement, all costs in connection with the negotiation, preparation, execution and performance of the Transaction Documents, and any documents referred to in it, shall be borne by a Party that incurred the costs.

25.	GOVERNING LAW AND .JURISDICTION

25.1	Governing law

The Transaction Documents and any dispute or claim arising out of or in connection with the Transaction Documents or their subject matter, existence, negotiation, validity, termination, enforceability or breach (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.

25.2	Jurisdiction

Any dispute arising out of or in connection with the Transaction Documents, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by the LCIA under the LCIA Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (1). The seat, or legal place, of arbitration shall be London, the United Kingdom. The language to be used in the arbitral proceedings shall be English. The Parties agree that any restriction in the Rules upon the nomination or appointment of an arbitrator by reason of nationality shall not apply to any arbitration commenced pursuant to this clause. Any decision under such arbitration proceedings shall be final and binding on the Parties. The tribunal shall order an unsuccessful Party in the arbitration to pay the legal and other costs incurred in connection with the arbitration by a successful Party. Each Party consents to be joined in the arbitration commenced under the arbitration agreement set out in this clause 25.2. For the avoidance of doubt, this clause 25.2 constitutes each Party’s consent to joinder in writing for the purposes of the Rules. Each Patty agrees to be bound by any award rendered in the arbitration, to which it was joined pursuant to this clause 25.2. Each Patty consents to the consolidation, in accordance with the Rules, of two (2) or more arbitrations commenced under the arbitration agreement set out in this clause 25.2. For the avoidance of doubt, this clause 25.2 constitutes each Patty’s agreement to consolidation in writing for the purposes of the Rules.

26.	GOVERNING LANGUAGE

The official text of this Agreement shall be in English. In the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

IN WITNESS of which this Agreement has been executed as a deed and delivered on the date stated at the beginning of this Agreement.

[the remainder of this page is intentionally left blank]

39